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                                                                     EXHIBIT 18


                               THE FBR FAMILY OF FUNDS

                                    (THE "TRUST")

                             FBR FINANCIAL SERVICES FUND

                             FBR SMALL CAP FINANCIAL FUND
                               FBR SMALL CAP VALUE FUND
                          FBR INFORMATION TECHNOLOGIES FUND
                                    (THE "FUNDS")

                             PLAN PURSUANT TO RULE 18F-3
                                      UNDER THE
                            INVESTMENT COMPANY ACT OF 1940

                                       THE PLAN

I.   INTRODUCTION

     As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Funds, including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

     Upon the effective date of this Plan, the Trust, on behalf of the Funds, elects to offer multiple classes of shares of each of the Funds, as described herein, pursuant to Rule 18f-3 and this Plan.

II.  THE MULTI-CLASS SYSTEM

     Each of the Funds shall offer three classes of shares: Class A, Class B and Class C. Shares of each class of a Fund shall represent an equal PRO RATA interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class B and Class C shares shall have the features described in Sections A, B, C and D, below.

     A.   SALES CHARGE STRUCTURE

          1. CLASS A SHARES. Class A shares of each Fund shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for that Fund, including any prospectus supplements, and shall be subject to such


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 reductions and waivers as are determined or approved by the Trust's Board of
Trustees (the "Board"). Class A shares shall generally not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a prospectus or prospectus supplement for a Fund. Class A shares shall be distinguished from Class B and Class C shares by the relative rates of front-end sales charge, contingent deferred sales charge and fees under the Service and/or Distribution Plans (see below) applicable to each class.

          2. CLASS B SHARES. Class B shares of each Fund shall be offered at the then-current net asset value. Class B shares shall generally not be subject to a front-end sales charge, provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a prospectus or prospectus supplement for a Fund. Class B shares shall be subject to a contingent deferred sales charge in such amount as is disclosed in the prospectus for that fund, including any prospectus supplements. Class B shares shall be distinguished from Class A and Class C shares by the relative rates of front-end sales charge, contingent deferred sales charge and fees under the Service and/or Distribution Plans (see below) applicable to each class.

          3. CLASS C SHARES. Class C shares of each Fund shall be offered at the then-current net asset value. Class C shares shall generally not be subject to a front-end sales charge, provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a prospectus or prospectus supplement for a Fund. Class C shares shall be subject to a contingent deferred sales charge in such amount as is disclosed in the prospectus for that fund, including any prospectus supplements. Class C shares shall be distinguished from Class A and Class B shares by the relative rates of front-end sales charge, contingent deferred sales charge and fees under the Service and/or Distribution Plans (see below) applicable to each class.

     B.   SERVICE AND DISTRIBUTION PLANS

     The Funds have adopted Service and/or Distribution Plans pursuant to Rule 12b-1 with respect to each class of shares of each Fund, containing the following terms:

          1. CLASS A DISTRIBUTION PLAN. Each Fund will pay to each of the distributors of its shares, a distribution fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class A shares sold by such distributor or for which such distributor is designated the principal underwriter.

          2. CLASS B SERVICE AND DISTRIBUTION PLAN. Each Fund will pay to each of the distributors of its shares, a distribution fee at the annual rate of 0.75% of the average daily net assets of the Fund's Class B shares sold by such distributor or for which such distributor is designated the principal underwriter and a service fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class B shares sold by such distributor or for which such distributor is designated the principal underwriter.

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          3.   CLASS C SERVICE AND DISTRIBUTION PLAN.  Each Fund will pay to each of the distributors of its shares, a distribution fee at the annual rate of 0.75% of the average daily net assets of the Fund's Class C shares sold by such distributor or for which such distributor is designated the principal underwriter and a service fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class C shares sold by such distributor or for which such distributor is designated the principal underwriter.

     C.   ALLOCATION OF INCOME AND EXPENSES

          1.   GENERAL

               The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Trust that are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

          2.   CLASS EXPENSES

          Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the Service and/or Distribution Plan for that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the officers of the Trust have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

     In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board.

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     The initial determination of expenses that will be allocated as Class
Expenses and any subsequent changes thereto shall be reviewed and approved by the Board and by a majority of the Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act.

          3.   WAIVERS OR REIMBURSEMENTS OF EXPENSES

          Expenses may be waived or reimbursed by the Funds' adviser, the Funds' distributors or any other provider of services to a Fund or the Trust without the prior approval of the Board.

     D.   EXCHANGE AND CONVERSION PRIVILEGES

          1.   EXCHANGE

     Shareholders of a Fund may exchange shares of a particular class for shares of the same class of any other fund advised by the Funds' investment adviser and the FBR Money Market Portfolio of the RBB Fund, Inc. at relative net asset value and with no initial sales charge or contingent deferred sales charge, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum amount and such other terms as may be set forth in the Funds' prospectuses.

          2.   CONVERSION

     Shares of a Fund may convert from one class to another as provided in the Funds' prospectuses or a supplement to a prospectus.

     E.   BOARD REVIEW

          1.   INITIAL APPROVAL

          The Board, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust or a Fund ("Independent Trustees"), at a meeting held March 31, 1998, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Trust. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

          2.   APPROVAL OF AMENDMENTS

          The Plan may not be amended materially unless the Board, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

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          PERIODIC REVIEW

          The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

     F.   CONTRACTS

     Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

     G.   AMENDMENTS

     The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section E2 of the Plan.

     Effective Date:  April 17, 1998


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